Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE, dated as of March 17, 2023 (this “Third Supplemental Indenture”), between ATLAS AIR WORLDWIDE HOLDINGS, INC., a Delaware corporation, as issuer (the “Company”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association under the laws of the United States, as trustee (the “Trustee”), supplementing the Indenture, dated as of June 3, 2015 (the “Base Indenture” and, as amended and supplemented by the Second Supplemental Indenture, dated as of May 23, 2017 (the “Second Supplemental Indenture”) and as it may be further amended or supplemented from time to time with respect to the Notes (as defined below), the “Indenture”).

WITNESSETH:

WHEREAS, the Company and the Trustee are parties to the Base Indenture, as supplemented by the Second Supplemental Indenture, pursuant to which the Company issued its 1.875% Convertible Senior Notes due 2024 (the “Notes”);

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger, dated as of August 4, 2022 (as amended, supplemented or otherwise modified, the “Merger Agreement”), by and among the Company, Rand Parent, LLC, a Delaware limited liability company (“Parent”), and Rand Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, and subject to the terms and conditions contained in the Merger Agreement, each share of Common Stock, par value $0.01 per share, of the Company (a “Share”) issued and outstanding immediately prior to the effective time of the Merger (as defined below) (other than certain Shares as set forth in the Merger Agreement), will be converted into and shall thereafter represent only the right to receive an amount in cash equal to $102.50 per Share, without interest and less any applicable withholding taxes (the “Merger Consideration”);

WHEREAS, the merger of Merger Sub with and into the Company, with the Company as the surviving entity (the “Merger”), has been consummated on the date hereof in accordance with the Merger Agreement, substantially concurrently with the execution and delivery of this Third Supplemental Indenture;

WHEREAS, the Merger constitutes a Fundamental Change, a Make-Whole Fundamental Change and a Merger Event;

WHEREAS, in connection with the foregoing, Section 12.07(a) of the Second Supplemental Indenture provides that the Company shall execute with the Trustee a supplemental indenture permitted under Section 10.02(g) of the Second Supplemental Indenture providing that the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the Applicable Consideration (as defined below);

WHEREAS, Section 10.02(g) of the Second Supplemental Indenture provides that the Company and the Trustee may enter into a supplemental indenture, without the notice or consent of the holders of any of the Notes at the time outstanding, in connection with any Merger Event, providing the right to convert, subject to provisions of Section 12.02 of the Second Supplemental Indenture, and make such related changes to the terms of the Notes to the extent expressly required by Section 12.07 of the Second Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee execute this Third Supplemental Indenture; and

WHEREAS, all conditions provided for in the Base Indenture and Second Supplemental Indenture relating to the execution of this Third Supplemental Indenture have been complied with.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the holders of the Notes:

ARTICLE I

Definitions

Section 1.01         General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Second Supplemental Indenture. In accordance with Section 12.07 of the Second Supplemental Indenture and pursuant to the terms of the Merger,

“Daily VWAP” shall mean $102.50;

“Last Reported Sale Price” shall mean $102.50;

“Reference Property” shall mean cash;

“Stock Price” shall mean $102.50; and

“unit of Reference Property” shall mean $102.50 in cash.

ARTICLE II

Agreements of Parties

Section 2.01         Conversion of Notes. In accordance with Section 12.07 of the Second Supplemental Indenture and the Officers’ Certificate, dated March 17, 2023, from and after the date of this Third Supplemental Indenture, the right to convert each $1,000 principal amount of Notes will be changed to a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to the Merger would have owned or been entitled to receive (the “Applicable Consideration”), which shall be cash equal to $1,678.05825 per $1,000 principal amount of Notes based on a Conversion Rate of 16.3713 and reflecting the right to receive $102.50 in cash for each Share. Notwithstanding the foregoing, holders that elect to convert their Notes at any time from March 17, 2023 (being the Effective Date of the Merger) until the end of the Business Day immediately prior to the Fundamental Change Repurchase Date to be specified in a Fundamental Change Company Notice to be delivered in connection with the Merger, shall be entitled to receive cash equal to $1,700.03425 per $1,000 principal amount of converted Notes based on an increased Conversion Rate of 16.5857, as adjusted in accordance with Section 12.03 of the Second Supplemental Indenture as a result of the Merger, which constitutes a Fundamental Change, a Make-Whole Fundamental Change and a Merger Event. Accordingly, any reference in respect of a holders’ conversion rights to a share of Common Stock in the Indenture shall be deemed a reference to a right to receive a cash amount equal to $102.50 and the provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the holders’ right to convert the Notes into the Applicable Consideration. For the avoidance of doubt, holders will not have the right to convert Notes into shares of common stock or other securities of the Company.

ARTICLE III

Miscellaneous Provisions

Section 3.01         Effectiveness; Construction. This Third Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee as of the date hereof. Upon such effectiveness, the Indenture shall be supplemented in accordance herewith. Upon the execution of this Third Supplemental Indenture pursuant to Article IX of the Base Indenture and Section 10.02(g) of the Second Supplemental Indenture, the Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitation of rights, obligations, duties and immunities under the Indenture of the Trustee, the Company and the holders shall hereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments and all the terms and conditions of the Third Supplemental Indenture shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes. The Indenture and this Third Supplemental Indenture shall henceforth be read and construed together.

Section 3.02         Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.03         Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording a right, privilege, protection, indemnity or benefit to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Third Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility or liability for the correctness of the same. The Trustee makes no representation as to and shall not be responsible for the validity or sufficiency of this Third Supplemental Indenture or the determination or calculation of the Applicable Consideration or any other transaction or transaction document described or referred to herein.

Section 3.04         Benefits of Indenture. Nothing in this Third Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Third Supplemental Indenture.

Section 3.05         Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.06         Execution in Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.07         Separability Clause. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.08         Governing Law; Jurisdiction. This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York. The Company irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with the Indenture brought in the courts of the State of New York or the courts of the United States located in The Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 3.09         Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS THIRD SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

By:	/s/ Spencer Schwartz
Name: Spencer Schwartz
Title: Executive Vice President and Chief Financial Officer

[Signature Page to the Third Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Barry D. Somrock
Name: Barry D. Somrock
Title: Vice President

[Signature Page to the Third Supplemental Indenture]